PROSPECTUS Dated March 26, 2012 and	PRICING SUPPLEMENT NO. 1
PROSPECTUS SUPPLEMENT Dated April 25, 2014	Dated May 1, 2014
Registration Statement No. 333-180342
Filed Pursuant to Rule 424(b)(2)

U.S. $6,000,000,000
FORD MOTOR CREDIT COMPANY LLC

MEDIUM-TERM NOTES
Due Nine Months or More from Date of Issue

Floating Rate Notes Due November 8, 2016

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

Trade Date:	May 1, 2014

Issue Date:	May 8, 2014 (T+5)

Stated Maturity:	November 8, 2016

Principal Amount:	$250,000,000

Price to Public:	100% plus accrued interest from the Issue Date

Selling Agent Commission:	0.125%

All-in Price:	99.875%

Net Proceeds (Before Expenses) to Issuer:	$249,687,500

LIBOR Currency:	US dollars

Interest Rate Basis:	Three-Month LIBOR

Index Maturity:	Three months

Spread:	+45 basis points

Interest Rate Calculation:	USD LIBOR determined on Interest Determination Date plus the Spread

Initial Interest Rate:	Three-Month USD LIBOR as of two London Business Days prior to the Settlement Date plus the Spread

Interest Reset Dates:	Quarterly on the 8th of February, May, August and November of each year prior to the Stated Maturity, commencing August 8, 2014

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date

Interest Payment Dates:	Interest will be paid quarterly on the 8th of February, May, August and November of each year prior to the Stated Maturity, commencing August 8, 2014

Interest Payment Date Convention:	Modified, Following Adjusted

Day Count Convention:	Actual/360

CUSIP:	34540RAA4

Sole Selling Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

The above Agent has  agreed to purchase the principal amount of Notes, at a price of 100% plus accrued interest from May 8, 2014 if settlement occurs after that date.

This offering is being made under the Issuer’s Medium Term Note program. Before you invest, you should read the Issuer’s Prospectus, dated March 26, 2012 and Prospectus Supplement dated April 25, 2014 for more complete information about the Issuer and this offering.  Alternatively, the selling agent will arrange to send you the prospectus and prospectus supplement if you request it by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322.  You may also request a copy by e-mail from dg.prospectus_requests@baml.com.